Exhibit 10.43

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MANUFACTURING AGREEMENT

THIS MANUFACTURING AGREEMENT (the “Agreement”) dated as of the 1 st day of April, 2005, by and between NSA, INC., a Tennessee corporation having a place of business at 4260 East Raines Road, Memphis, Tennessee 38118 (“NSA”) and NATURAL ALTERNATIVES INTERNATIONAL, INC., a Delaware corporation (“Seller”) having a place of business at 1185 Linda Vista Drive, San Marcos, California 92078 (each a “Party” and collectively the “Parties”).

W I T N E S S E T H:

WHEREAS, NSA is the owner and/or exclusive licensee of the specifications and formulations of certain nutritional products currently marketed under the trademark “Juice Plus+®”;

WHEREAS, Seller desires to be a manufacturer and supplier of certain nutritional products for and on behalf of NSA for resale domestically through NSA’s independent distributors or internationally through international licensees of NSA known as master distributors, (“Master Distributors”);

WHEREAS, NSA desires that Seller be a manufacturer and supplier of certain nutritional products for and on behalf of NSA for resale domestically through its independent distributors or internationally through its Master Distributors.

WHEREAS, in addition to the manufacturing services provided to NSA by Seller, NSA desires that Seller provide certain consulting and other services more specifically detailed herein; and

WHEREAS, Seller desires to provide such consulting and other services to NSA.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Manufacturing. Subject to the terms and conditions of this Agreement, Seller shall be and become a manufacturer and supplier of certain nutritional products (the “Products”) to NSA. Seller shall develop, manufacture, produce and package for NSA the Products initially the subject of this Agreement and any new Product subsequently determined by the Parties to be added to this Agreement. All Products and new Products shall be listed on subsequent written memorandums signed by the Parties and expressly referring to this Agreement along with the detailed formulations and specifications for the manufacturing, producing and packaging of all Products and new Products (the “Standards”). The Parties may, from time to time, amend any subsequent written memorandums by mutual written agreement.

(a)	Compliance with Standards and Warranties. Seller shall produce the Products in accordance with the Standards. Seller shall conduct in-process

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inspections, final inspection and perform testing as mutually agreed upon by the Parties to insure that all Products are manufactured in compliance with the Standards. Seller shall not make any changes in the specifications or formulations without the prior written consent of NSA. All Products manufactured for NSA by Seller shall be manufactured and delivered in accordance with the warranties contained in Section 6. In order to insure compliance with this Agreement, Seller shall maintain a retained sample of each batch and lot of Products produced by Seller for a period of five (5) years from the production date.

(b)

Parts, Labor and Materials. Seller shall provide all parts, labor, and materials necessary to perform Seller’s obligations under the terms of this Agreement. Seller shall maintain, at no cost to NSA, an inventory of raw materials used in the manufacture of the Products reasonably sufficient to meet NSA’s forecast of anticipated monthly Purchase Orders (defined in Section 5). Seller shall maintain such inventory on a FIFO basis.

(c)

Inspection Rights. NSA or its representatives may review Seller’s performance of the work under this Agreement including development, formulation, production and tests of the Products, the design of the manufacturing process used to produce them, and their operation. To review the work, NSA or its representatives may visit the sites where Seller and/or Seller’s subcontractors and agents perform the process, or NSA or its representatives may review any and all documentation related to Seller’s performance of the work hereunder. NSA may review such documentation at Seller’s site or request Seller to provide copies for review. NSA shall visit the sites during normal business hours and shall have access to documentation with reasonable notice to Seller.

(d)

Quality Control and Product Information. Upon receipt of a request for information relating to formulation, sources of ingredients, suppliers, subcontractors or other information relating to the Products from NSA’s Vice President of Product and Research or International Product Manager (or their written designee), as soon as reasonably possible (but, in any event, not to exceed fourteen days), Seller shall provide all requested information and cooperate fully and to the extent reasonably requested with the party requesting such information.

(e)

Packaging and Labeling. Seller shall label and package the Products in accordance with the Standards. Seller shall be solely responsible for insuring that all individual Product labeling comply in all respects with all applicable laws, rules and regulations of the intended market place. Seller shall consult with NSA regarding such labeling, and NSA shall approve all Product labeling in writing. Additional costs incurred as a result of future modifications to the packaging of the Products requested by NSA shall be reimbursed by NSA, provided Seller provides an accounting of those additional costs. Seller shall be responsible for procurement of materials, any testing required and obtaining NSA’s approval of all packaging. Seller shall be solely responsible for insuring that all packaging

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materials comply with the requirements of the intended market place. Standard external packaging for each Product, which generally consists of a recommended four-month supply, will contain the bar coded information specified in the Standards. Seller is not responsible for (i) any claims made by NSA in its marketing and/or selling literature, including package inserts, (ii) any claims made by NSA’s Master Distributors, distributors or any other representative or agent of NSA, or (iii) any alterations to the labeling and/or packaging for the Products made by NSA, its Master Distributors, distributors or any other representative or agent of NSA after the Products are delivered by Seller in accordance with the Standards.

(f)

Subcontractors and Suppliers. Seller currently utilizes certain subcontractors and suppliers in order to perform its obligations hereunder whose names are listed on a written memorandum signed by the Parties and expressly referring to this Agreement. Seller shall not utilize any subcontractors or suppliers other than those listed in such written memorandum in the manufacturing process without obtaining the prior written consent of NSA to such additional or replacement subcontractors or suppliers. Seller shall not be required to obtain the consent of NSA before changing subcontractors or suppliers involved solely in the labeling or shipping portion of the manufacturing process.

(g)

Batch and Lot Codes. Each Product manufactured by Seller under this Agreement shall be identified by a lot number that is linked to the manufacturing Batch Number of the Product and location, time and shift of final packaging. The term “Batch Number” shall mean a number which is assigned to a single production run of a Product manufactured by Seller.

(h)

Certificates of Analysis. Seller shall ensure that an appropriate certificate of analysis accompanies each shipment of Products to NSA. If, at NSA’s request pursuant to Section 7, Products are shipped to a third-party distributor of NSA, Seller shall provide to both NSA and the entity receiving the shipment a certificate of analysis. In either case, the certificate shall, at a minimum, provide an analysis of the Products contained in that shipment, as well as the input amounts of all components of the Products with label claims, and the results of all assays performed) and the bar coded information in the form set forth in the Standards. NSA or any recipient of a shipment shall have the right to reject any shipment of Products if such shipment is received by NSA or other recipient without a certificate of analysis, provided however that Seller shall be given notice of any missing certificate of analysis and three (3) business days to deliver the missing certificate to NSA or such third party before any such rejection can occur. Seller is also responsible to maintain certificates of analysis from all suppliers of materials blended into the Products, and to insure that these conform to NSA’s and Seller’s agreed upon specifications for the Products.

(i)	Expiration Date. Each Product manufactured by Seller under this Agreement shall display an expiration date consisting of month and year on the label.

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The failure by Seller to adhere to any of the terms of this Section 1 shall be a material breach of this Agreement.

2. Consulting and Other Services. In consideration for NSA utilizing Seller’s manufacturing services, in addition to the manufacturing services described above, Seller will also provide the following services to NSA:

(a)

Labeling and Regulatory Approval. With respect to the Products, Seller shall (i) subject to Section 1(f) of this Agreement, engage subcontractors necessary to produce the aforementioned Products, (ii) prepare label copy and packaging for the Products, and (iii) as mutually agreed upon by the Parties pursuant to Section 22 of this Agreement, procure any necessary governmental registrations or approvals of the aforementioned Products in any geographic area in which NSA intends to sell or distribute the Products or cooperate with NSA in the procurement of such registrations or approvals.

(b)

Third Party Manufacturing. With respect to the products purchased by NSA from third party manufacturers to whom Seller provides specified pre-blended raw materials, Seller shall (i) consult with NSA to locate a primary manufacturing facility to produce the aforementioned products (if such primary manufacturing facility has not already been located), (ii) consult with the primary manufacturer with regard to label copy and packaging for the aforementioned products, (iii) provide specified pre-blended raw materials in conformity with the formulas and specifications for the aforementioned products at the prices listed on subsequent memorandums signed by the Parties, and (iv) as mutually agreed by the Parties pursuant to Section 22 of this Agreement, procure any necessary governmental registrations or approvals required for the aforementioned products in any geographic area in which NSA intends to sell or distribute the aforementioned products or cooperate with NSA in the procurement of such registrations or approvals.

(c)

Clinical Trials. Seller agrees to provide consulting services in the development and execution of clinical trials, such as the review of proposed protocols prior to IRB submission and review of draft manuscripts prior to submission to a journal, as requested by NSA for Products and products which have the potential to become new Products under this Agreement.

(d)

Certifications and Good Manufacturing Practices. Seller shall maintain the appropriate manufacturing certifications, to be mutually agreed on between Seller and NSA, including licensure by the Therapeutic Goods Administrations of Australia, and registration and/or licensure by a reputable organization evidencing compliance with Current Good Manufacturing Practices in the United States.

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(e)

Emergency Action Plan. Seller shall maintain an Emergency Action Plan (“EAP”) reasonably agreeable to NSA that enables Seller to respond to NSA forecast volume requirements in the event of a business disruption at Seller’s San Marcos and Vista locations by utilizing production capacity at Seller’s facility in Lugano, Switzerland. Seller shall maintain offsite backup copies of all Standards, documentation, formulas, specifications, vendor listings and any other data necessary to begin manufacturing Products in Seller’s Lugano, Switzerland facility as soon as practical after a business disruption and in accordance with the EAP. Seller shall also enter into any necessary agreements with ingredient, raw material and packaging suppliers to ensure that the terms of the mutually agreeable EAP can be met within timeframes specified in the EAP.

(f)

Product Enhancement and New Product Development. Seller shall provide all reasonable assistance necessary to NSA to enhance existing products including consulting on raw material processes and proposed formula changes as well as assisting in evaluating potential changes to ingredients or raw materials. Seller shall also assist in the development of new products or the expansion of existing products to new markets including, but not limited to, regulatory consulting.

(g)

Marketing Support. Seller shall provide reasonable support to NSA’s marketing efforts including, but not limited to, providing scientists and/or other executives knowledgeable about the product to be available to speak at functions organized by NSA.

(h)

Management Support. Seller shall provide reasonable management support to assist in the resolution of international or domestic issues that may arise from time to time with respect to product questions, registrations, ingredients, disputes with international or domestic agencies, import or export agencies and any other entities as may be requested from time to time by NSA.

(i)

Developing Markets. Seller shall provide reasonable support to NSA to develop new international markets including regulatory consulting, product formulation consulting, clinical study consulting and any marketing experiences Seller may have.

(j)

Facility Tours – Monthly, Annual and Special. Seller shall cooperate with NSA to provide tours of Seller’s receiving, production, packaging and laboratory facilities to NSA distributors, Master Distributors and other personnel requested by NSA. On a monthly basis, Seller and NSA will coordinate no more than two days per month to be designated for tours of the production facility by distributors in reasonable size groups of approximately twenty-five people. If it is mutually agreeable to Seller and NSA, multiple tours may be conducted on the same day to accommodate interested distributors. On a basis no more often than annually, and in connection with one of NSA’s semi-annual conferences, Seller and NSA will coordinate “Conference Tours” for all interested distributors,

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Master Distributors and other personnel requested by NSA subject to reasonable size limitations to be agreed upon between Seller and NSA. Generally, Conference Tours will accommodate groups of approximately fifty people on each tour with multiple tours each day. The limitations on the number of tours each day and the number of days for Conference Tours will be mutually and reasonably agreed on by Seller and NSA. Special tours will be arranged from time to time for special events or personnel requested by NSA and reasonably agreed to by Seller including “boot camps” and other tours reasonably requested by NSA from time to time. With respect to all tours, NSA shall be responsible for approving the group, coordinating distributor signups and advising Seller of the general size of the group. Seller shall be responsible for providing adequately trained guides for each tour, any direct costs related to the tour on Seller’s premises and ensuring Seller’s facilities are adequately prepared for each tour. To the extent practical, Seller will attempt to schedule production in such a way that participants in the tour will see Products covered by this Agreement being produced and packaged. Should any distributor, Master Distributor or other NSA personnel contact Seller directly to arrange any tour, Seller will refer them to NSA and/or will contact NSA to notify them of the request.

3. Purchase Price. The purchase price to be paid by NSA for each Product shall be listed on subsequent written memorandums signed by the Parties and expressly referring to this Agreement. Any change in the purchase price is subject to the following:

(a)

Price Increases. In the event that manufacturing and other Product related costs increase materially as a result of labor costs, material costs, rent, custom charges, state taxes, import or export fees, freight costs, utility rates, or other costs, Seller shall provide NSA documentation supporting such cost increases in a form reasonably satisfactory to NSA. Upon NSA’s reasonable satisfaction and confirmation of the increased manufacturing and other Product related costs, the increased costs shall be reflected in an increased purchase price of the Products paid by NSA to Seller on a per Product basis to be determined by NSA and Seller. In such an event the purchase price of the Products shall increase by a percentage equal to the percentage of the increase in Seller’s manufacturing and other Product related costs. Any increase in purchase price shall become effective ninety (90) days after such increase is determined by NSA and Seller. Seller agrees to take all customary and reasonable steps to maintain manufacturing costs at levels consistent with or below such costs as of the date of this Agreement. For purposes of this Section 3(a), manufacturing and other Product related costs shall be examined annually, with the first such examination to occur on the first business day after April 1, 2006.

(b)

Price Decreases. In the event manufacturing costs and other Product related costs decrease materially, Seller shall inform NSA of such decrease and negotiate with NSA, in good faith, a reduction in the purchase price of each Product. The decreased costs shall be “passed through” to NSA on a per Product basis to be determined by NSA and Seller, with such decrease to reflect a direct pass through

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of such decreased manufacturing costs. Any decrease in purchase price shall become effective ninety (90) days after such decrease is determined by NSA and Seller. For purposes of this Section 3(b), manufacturing costs shall be examined annually, with the first such examination to occur on the first business day after April 1,2006.

4. Payment Terms. Seller shall submit invoices to NSA with each shipment of Products. Terms of payment for each invoice shall be as follows: (i) for each invoiced shipment of Product received by NSA in Memphis, Tennessee, on Monday through Thursday of any week, and for each invoiced proof of shipment of Product sent directly to a Master Distributor received in Memphis, Tennessee, on Monday through Thursday of any week, NSA shall receive a two percent (2%) discount for all payments wire transferred to Seller on or before Friday of the following week and (ii) for each shipment of Product received by NSA in Memphis, Tennessee, on a Friday of any week, and for each invoiced proof of shipment of Product sent directly to a Master Distributor received in Memphis, Tennessee, on Friday of any week, NSA shall receive a two percent (2%) discount for all payments wire transferred to Seller on or before the second Friday following the date the shipment is received by NSA. All payments are otherwise due in full within thirty (30) days after receipt by NSA of a shipment invoice. NSA’s payment of the purchase price shall be subject to its rights under Section 9 of this Agreement. All wire transfer payments shall be made on the next following business day if Seller’s banking institution is not open for business on a Friday of a particular week during the term of this Agreement.

5. Purchase Orders. Seller’s authorization to perform work under this Agreement will be given by NSA in the form of a Purchase Order executed by an officer of NSA or their written designee (“Purchase Order”). NSA will not pay Seller for Products or charges for Products unless the Products are produced, and the charges were incurred, to fill an authorized Purchase Order previously submitted to Seller by NSA, except as provided in Section 17. The Purchase Orders shall set forth a quantity of Products which NSA requires from Seller and the delivery requirements. The Purchase Order is the authorization by NSA to order materials, allocate labor or equipment, or enter into any other commitments for the assembly of the Products. NSA shall issue Purchase Orders for delivery of Products at NSA’s discretion. Upon receipt of a Purchase Order, Seller shall send NSA within 48 hours written confirmation of such receipt and shall confirm the delivery date for such Products. Except as provided in Section 17, NSA shall not be responsible for work performed, material purchased or other commitments or expenses incurred by Seller other than as stated in the Purchase Order provided by NSA unless otherwise agreed to in writing by both Parties. Seller will ship Product on the date set forth in each Purchase Order provided that: (i) such date cannot be less than the number of days agreed upon in subsequent written memorandums signed by the Parties and expressly referring to this Agreement; and (ii) NSA may, prior to shipment, request that Seller delay the shipment date subject to the Parties’ agreement to the payment by NSA for any additional storage charges. The Parties agree to set minimum order sizes for all Purchase Orders under this Agreement in subsequent written memorandums signed by the Parties and expressly referring to this Agreement. NSA shall provide Seller monthly during the term of this Agreement with a good faith rolling forecast of its Product needs for the following twelve (12) month period. Except as provided in Section 17, such forecasts provided by NSA shall be only for Seller’s production planning and capacity

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planning purposes and negotiations with materials vendors, and shall not constitute Purchase Orders by NSA and shall in no way obligate NSA to issue Purchase Orders based thereon.

6. Representations, Warranties, and Covenants. Seller expressly represents, warrants, and covenants to NSA that it is Seller’s continuing responsibility to insure that:

(a)

Manufacturing. Products manufactured by Seller (i) shall be manufactured in conformity with the Standards and comply in all respects to all applicable laws of the intended marketplace, (ii) will have a shelf life equal to or in excess of the shelf life specified in the Standards, and (iii) Seller, except as set forth in Section 6(b), shall not change any formulation or specification for the Products without the prior written consent of NSA, which consent may be withheld in NSA’s sole and absolute discretion. All Products sold hereunder shall be of merchantable quality, free from defects, fully acceptable, fit for their intended use and manufactured in conformity with the Standards and comply in all respects to all applicable laws, regulations, statutes and orders of the intended marketplace and any intended marketplace in which (i) NSA advised Seller prior to manufacture and delivery, in writing, the Products are to be sold and in which (ii) Seller participated in or reviewed the procurement of any necessary governmental registrations or approvals. Each Product shall be delivered free and clear of all liens, security interests, and/or encumbrances of any type or nature;

(b)

Legal Requirements. Should applicable law requirements specify defect limits or other requirements that are more stringent than those, if any, contained in the Standards, the more stringent requirements shall prevail and apply and the Standards shall be automatically modified without the requirement of action by either Party. Notwithstanding the foregoing, Seller shall not change any Standards as a result of the preceding sentence without the prior written consent of NSA. In the event Seller and NSA fail to agree on any modification that Seller deems required under this Section 6(b), Seller shall not be obligated to manufacture any Product in accordance with any Standard that Seller deems to be non-conforming, and the Parties shall negotiate in good faith to resolve the issue;

(c)

Labeling. All packaging and labeling provided by Seller for Products manufactured by Seller under this Agreement shall be in conformity with the Standards and comply in all respects to all applicable laws, regulations, statutes and orders of the intended marketplace and any intended marketplace in which (i) NSA advised Seller prior to manufacture and delivery, in writing, the Products are to be sold and in which (ii) Seller participated in or reviewed the procurement of any necessary governmental registrations or approvals. No Product contained in any shipment now or hereafter made to NSA will, at the time of such shipment or delivery, be adulterated, mis-labeled or misbranded within the meaning of any applicable law, ordinance, rule or regulation, in existence at the time of shipment or delivery; and

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(d)

Continuing Effect. The representations, warranties, and covenants contained herein shall be continuing representations, warranties, and covenants and shall be binding upon Seller with respect to all Products that Seller ships or delivers to NSA or its designee. The warranties set forth in this Section shall not extend to provide a warranty claim to NSA in connection with any liability for which NSA has an obligation to indemnify Seller pursuant to Section 31, below, and shall not extend to NSA’s customers or their customers, if any.

The failure by Seller to adhere to any of the terms of this Section 6 shall be a material breach of this Agreement.

7. Delivery of Products. All Products are delivered F.O.B. Seller’s manufacturing facility in San Marcos, California and/or Vista, California. Seller shall not change the manufacturing location for the Products without the prior written consent of NSA, which consent shall not be unreasonably withheld. Seller shall provide Products to the NSA location that is set forth in the Purchase Order. In the event Seller is requested to ship Products on NSA’s behalf, Seller shall deliver the Products to the party and the final destination set forth in the Purchase Order. It is the responsibility of Seller to schedule production and delivery of all Products ordered under this Agreement.

8. Title and Risk of Loss. The title to and all risk of loss of the Products shall remain with Seller until loaded onto the designated shipper.

9. Acceptance and Rejections. Seller shall provide and maintain an inspection procedure and quality assurance program for the Products and their production processes. All inspection records maintained by Seller shall be made available to NSA, at a reasonable time, upon request. NSA and any Master Distributor to whom Products are shipped by Seller shall have fifteen (15) calendar days from the date of delivery to inspect and test all Products and may refuse to accept Products which do not conform to the Standards. If NSA or such Master Distributor has not timely notified Seller of rejection, then the Products shall be deemed to have been accepted by NSA. The act of payment for Products shall not of itself signify acceptance. Notwithstanding the above, Seller shall, at NSA’s option, replace (F.O.B. NSA’s point of destination) or issue a credit or refund to NSA for any Products discovered by NSA after the Products have been delivered to NSA or its customers that do not conform to the Standards, provided, however, that NSA furnishes to Seller written notice, in reasonable detail, of the nonconformity of the Products prior to the expiration date set forth on the Products, and provides Seller with a reasonable opportunity to inspect such goods and offers to return such goods to Seller at Seller’s cost. NSA or any Master Distributor to whom Products are shipped by Seller shall have the right to reject any Products delivered to NSA or such Master Distributor which are not accompanied by or preceded by a certificate of analysis, as described in Section 1(h). If the returned Products are not in breach of Seller’s warranties, NSA or a Master Distributor to whom Products have been shipped shall bear the cost of shipping the returned Products back to Seller’s point of shipment. These rights granted to NSA and any Master Distributor to whom Products are shipped are in addition to and shall not be construed as a limitation of the warranties set forth in Section 6 of this Agreement. NSA, its Master Distributors, distributors or any other representative or agent of NSA shall store all shipped Products in clean space suitable for storage

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of food and protection of its contents with respect to integrity and quality, in compliance with good commercial practice, the Standards and all applicable laws, rules and regulations of the intended marketplace.

10. Confidential Information.

(a)

Seller’s Access to Confidential Information. The Parties agree and acknowledge that as a result of this Agreement, each party shall receive and have access to information, including, without limitation, information regarding the Product specifications and formulations, costs of manufacture, pricing, and information regarding customers, which is proprietary to and a trade secret of the other party and which is governed by this Section 10(a), all of which shall be considered “Confidential Information.” Each party covenants and warrants to the other party that it shall not disclose or divulge Confidential Information except to the extent: (i) required by law, (ii) to protect its interests in any dispute or litigation, (iii) necessary to perform its obligations under this Agreement, or (iv) if such information becomes publicly available without breach of this Section 10. The Parties’ obligations under this Section 10(a) shall survive any termination or expiration of this Agreement.

(b)

Injunctive Relief. The Parties hereby acknowledge that breach of the covenants contained in Section 10(a) will cause irreparable harm to the nonbreaching party. Notwithstanding any other provision of this Agreement, a party may enforce the above-described covenants and warranties by injunction, both preliminary and permanent, it being agreed that the posting of an injunction bond of no more than $5,000 shall be sufficient to indemnify the other party against costs or damages which might be incurred by virtue of any temporary injunction. Nothing herein shall be construed as prohibiting a party from pursuing any other legal or equitable remedy available due to the breach of the provisions of this Section 10.

The failure by Seller or NSA to adhere to any of the terms of this Section 10 shall be a material breach of this Agreement.

11. Intellectual Property, Formulations and Suppliers. NSA hereby warrants that it is the owner or exclusive licensee of the formulations for the Products that are the subject of this Agreement and that it has the right to manufacture or have manufactured such Products, and Seller acknowledges NSA’s rights in the Products. Seller shall not be permitted to use the formulations for the Products in any way except as necessary to perform its obligations under this Agreement. Furthermore, Seller agrees that it shall not, during the term of this Agreement and any extensions hereof and for a period of three (3) years hereafter, utilize NSA’s proprietary juice powder ingredients from any existing supplier of such ingredients for the Products in the manufacture and/or distribution of any products for Seller or any other customers of Seller without the prior written approval from NSA. For purposes of this Section, NSA’s proprietary juice powder ingredients used in the Products shall be defined in the Standards or on an attached memorandum signed by the Parties expressly referring to this Agreement. Seller acknowledges

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NSA’s exclusive ownership of the trademarks affixed to and any patents embodied in the Products and will do nothing at any time, during or after the term of this Agreement, which could adversely affect their validity or enforceability, including any modification or obliteration of the trademark or patent markings on the Products as sold. This Agreement shall not give Seller any right to use the “NSA” or “Juice Plus+®” name, logo, and marks, or any other trademarks of NSA, except as specifically authorized by NSA. Promptly following the termination of this Agreement for any reason, Seller agrees to discontinue use of the “NSA” and “Juice Plus+®” marks, and any other NSA names and trademarks and to remove, or dispose of, as NSA shall direct, any signs or other indicia relating to NSA’s name and trademarks. Following termination of this Agreement, Seller shall not be permitted to use the “NSA” or “Juice Plus+®” name, logo or marks on any other NSA name or trademark in connection with any product. Seller shall not have any right to register any trademarks identical with or similar to NSA’s trademarks. All use of NSA’s trademarks by Seller in connection with this Agreement shall be subject to NSA’s control and shall inure to the benefit of NSA. NSA hereby licenses to Seller during the term of this Agreement the use of the “NSA” and “Juice Plus+®” trademarks and other intellectual property rights solely for Seller’s use in the manufacture and sale of the Products to NSA. Any and all improvements, modifications, inventions or discoveries by Seller or its employees relating to the Products and formulations shall be the sole and exclusive property of NSA. Seller’s obligations under this Section 11 shall survive any termination or expiration of this Agreement. The failure by Seller to adhere to any of the terms of this Section 11 shall be a material breach of this Agreement.

12. Term. Subject to Section 14 of this Agreement, the term of this Agreement shall commence on the date first written hereinabove and shall expire at the end of the business day occurring seven (7) years thereafter.

13. Minimum Purchases. In consideration of all of Seller’s services, NSA agrees to provide Seller Purchase Orders for certain portions and/or percentages (“Minimum Purchases”) of its requirements for Juice Plus+® Orchard Blend and Garden Blend Capsules manufactured for distribution in the United States (referred to as “domestic”) as follows:

(a)

Calendar Year 2005. For the period running from the date of the Agreement through December 31, 2005, NSA agrees to purchase no more than 12,500 units (as used herein, “units” shall mean NSA’s standard consumer packages/boxes of the Product) of its monthly domestic requirements for Juice Plus+® Orchard Blend and Garden Blend Capsules from manufacturers other than Seller.

(b)

Calendar Year 2006. For the period running from January 1, 2006, through December 31, 2006, NSA agrees to purchase no more than 25,000 units of its monthly domestic requirements for Juice Plus+® Orchard Blend and Garden Blend Capsules from manufacturers other than Seller.

(c)

Balance of Term. For the period running from January 1, 2007, through the end of the term of this Agreement, NSA agrees to purchase at least seventy five percent (75%) of its monthly domestic requirements for Juice Plus+®

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Orchard Blend and Garden Blend Capsules from Seller. For purposes of compliance with this Section, each calendar year is to be measured separately.

(d)

Non-Compliance. In the event that the Minimum Purchases are not met, NSA shall have the option to comply with the Minimum Purchases within ninety (90) days by issuing additional Purchase Orders to meet the Minimum Purchases or by paying to Seller 25% of the dollar amount of the Minimum Purchase shortage. If NSA does not comply with the Minimum Purchases within ninety (90) days, Seller shall have the option to: (i) waive the non-compliance; (ii) renegotiate in good faith the terms of this Agreement, or (iii) terminate this Agreement.

(e)

Right to Audit. NSA shall keep accurate and correct records of all domestic Purchase Orders and domestic Products purchased (“Records”) during the term of this Agreement. Such Records shall be retained by NSA for at least three (3) years following the minimum purchase periods described above (“MPP”). All MPP Records shall be available during normal business hours for inspection upon ten (10) days prior notice by a Certified Public Accountant selected by Seller for the purpose of verifying MPP Records. Except as provided below all costs and expenses of any such inspection or audit shall be paid by Seller. The selected Certified Public Accountant shall not disclose to Seller any information other than information relating to the accuracy of MPP Records under this Agreement. In the event any such inspection shows Minimum Purchases are not met for any MPP, the provisions of Section 13(d) shall apply. In addition, if Minimum Purchases are not met during any MPP and the shortfall is greater than 10% of Minimum Purchases, then NSA shall pay the reasonable cost of the audit in addition to the remedies available under Section 13(d).

14. Termination. This Agreement may be terminated upon the occurrence of the following:

(a)

Default of Seller. If NSA delivers to Seller a written notice specifying the nature of Seller’s default and Seller fails to cure such default within thirty (30) days following the delivery of such notice, then and only then shall NSA have the right to terminate or cancel this Agreement. A “default” with respect to Seller shall mean that Seller, or Seller’s Affiliate, as applicable:

(i)	becomes insolvent or has a petition in bankruptcy, reorganization or similar action filed by or against it;

(ii)	is unable to produce the Products in sufficient volume as required by this Agreement or maintain the quality control levels specified pursuant to this Agreement;

(iii)	has all or a substantial portion of its capital stock or assets expropriated or attached by any government entity;

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(iv)	is dissolved or liquidated or has a petition for dissolution or liquidation filed with respect to it;

(v)	is subject to property attachment, court injunction, or court order materially affecting its operations under this Agreement;

(vi)

breaches any representation, warranty, covenant, obligation, commitment or other agreement contained in this Agreement; provided, however, that, notwithstanding anything else to the contrary contained herein, in the event of a material breach by Seller of its obligations under Sections 11 or 23, if NSA delivers to Seller a written notice specifying the nature of Seller’s default and Seller fails to cure such default within three (3) business days following the delivery of such notice, then and only then shall NSA have the right to terminate or cancel this Agreement without further opportunity to cure; or

(vii)

shall be in default in the full and prompt payment or performance of any representation, warranty, covenant, obligation, commitment, condition or undertaking on Seller’s or Seller’s Affiliate’s part to be paid, met, kept, observed or performed pursuant to the provisions of any other written agreements between Seller or Seller’s Affiliate and NSA. “Seller’s Affiliate” shall mean any individual or entity that directly or indirectly controls, is controlled by, or is under common control with Seller.

(b)

Default by NSA. If Seller delivers to NSA a written notice specifying the nature of NSA’s default and NSA fails to cure such default within thirty (30) days following the delivery of such notice, then and only then shall Seller have the right to terminate or cancel this Agreement. A “default” with respect to NSA shall mean that NSA:

(i)	becomes insolvent or has a petition in bankruptcy, reorganization or similar action filed by or against it;

(ii)	has all or a substantial portion of its capital stock or assets expropriated or attached by any government entity;

(iii)	is dissolved or liquidated or has a petition for dissolution or liquidation filed with respect to it;

(iv)	is subject to property attachment, court injunction, or court order materially affecting its operations under this Agreement; or

(v)

fails to pay any amount due pursuant to the terms of this Agreement, provided, however, that if NSA is in good faith contesting any amount owed to Seller as a result of this Agreement through appropriate proceedings, such failure to pay shall not be considered an event of default under this Agreement.

(c)

Election to Continue. In the event of a default and the lapse of any applicable cure period, the non-defaulting party may agree to continue the Agreement rather than terminating it. To do so, that party shall send a notice to

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the defaulting party specifying the conditions under which the non-defaulting party will agree to continue the Agreement. By agreeing to continue the Agreement in this manner, the non-defaulting party does not waive its right to later terminate the Agreement for default based on the event of default that is the subject of the notice.

(d)

Result of Termination by NSA. Upon termination of this Agreement, Seller shall deliver to NSA all documents, information, and work in process produced in performance of this Agreement pursuant to Section 17.

15. Force Majeure. Neither party shall be in default nor liable to the other for any failure to perform directly caused by events beyond that party’s reasonable control, such as acts of nature, labor strikes, war, insurrections, riots, acts of governments, embargoes and unusually severe weather provided the affected party notifies the other party within ten (10) days of the occurrence. Such an event is an Excusable Delay. THE PARTY AFFECTED BY AN EXCUSABLE DELAY SHALL TAKE ALL REASONABLE STEPS TO PERFORM DESPITE THE DELAY. If the party is unable to perform within a reasonable period, this Agreement shall end without any further obligation of the unaffected party.

16. Reserved.

17. Return of Materials. If NSA terminates this Agreement, Seller shall complete all work in process in a timely fashion and deliver the same to NSA as provided herein against payment as provided herein. To the extent that after such work in progress has been completed, Seller has inventory of raw materials and packaging materials on hand that were purchased in good faith reliance upon the rolling forecasts, then NSA shall be liable for, and required to purchase such inventory from Seller within thirty (30) days from the date that Seller furnishes to NSA a written reconciliation showing the amount of such inventory; provided that such inventory is in compliance with the Standards. With the approval of NSA, Seller may try to use all or any part of such inventory for other customers or sell all or any part of it to third parties. The Parties shall cooperate and utilize their reasonable best efforts to prepare such final reconciliations of Products and inventory and any other amounts to be provided as between them in connection with such termination. Upon payment of all amounts owed to Seller, Seller shall return to NSA all materials containing the Confidential Information, documents produced in the performance of this Agreement, work-in-process, parts, tools and test equipment paid for, owned or supplied by NSA.

18. Acts of Employees. Each party is solely responsible for the acts of its respective employees and agents, including any negligent acts. Each party shall hold harmless, defend and indemnify the other against all claims based on acts of its respective employees or agents.

19. Insurance. Seller will, at Seller’s expense, maintain in full force and effect, products liability insurance coverage with a policy limit of at least Ten Million Dollars ($10,000,000) per occurrence and Ten Million Dollars ($10,000,000) in the aggregate, consisting of at least Two Million Dollars ($2,000,000) in primary coverage and the remaining Eight Million Dollars ($8,000,000) in an umbrella form for excess liability coverage. Such policy

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referred to in this Section 19 shall (a) name NSA and any Master Distributor or affiliated company designated by NSA as additional insured parties thereunder (without any representation or warranty by or obligation upon NSA) as respects distribution or sale of Seller’s products, (b) provide that at least thirty (30) days prior written notice of cancellation, amendment, or lapse of coverage shall be given to NSA by the insurer, (c) provide worldwide coverage for occurrences; and (d) provide coverage for occurrences during the term of this Agreement which will continue for such occurrences after the term of this Agreement. Seller will deliver to NSA original or duplicate policies of such insurance, or satisfactory certificates of insurance.

20. Seller’s Agreement with its Employees. Seller shall have an appropriate agreement with each of its employees, or others whose service Seller may require, sufficient to enable it to comply with all of the terms of this Agreement.

21. Relationship with Employees. Neither party’s employees shall be considered employees or agents of the other party. Each party shall be solely responsible for paying, supervising, and directing the manner of work of its employees.

22. Foreign Registrations. In the event NSA intends to sell Products in a new geographic area, NSA and Seller agree to cooperate and use their best commercially reasonable efforts to obtain and maintain any necessary approvals or registrations by or with any governmental or regulatory agency in any country or political subdivision in which the Products are to be sold. NSA and Seller shall mutually agree as to which party shall be primarily responsible for obtaining such approvals or registrations on a case-by-case basis. In the event Seller shall be responsible for obtaining such foreign registrations, Seller shall obtain such approvals or registrations and/or file all applications on behalf of and under the name of NSA. Payment for all costs incurred in obtaining such foreign registrations shall be made as listed on subsequent written memorandums signed by the Parties and expressly referring to this Agreement. Regardless of which Party shall be responsible for obtaining such foreign registrations, the responsible Party will provide copies of all registration documents for the other Party’s review prior to submission for approval of such registration documents. The reviewing Party will have ten (10) business days following receipt of such registration documents to provide comments to the responsible Party on any such matters following submission to it. All such approvals, registrations and applications under this Section shall inure solely to the benefit of NSA and Seller shall have no rights in any such approvals, registrations, or applications. All costs, including consulting and legal fees, associated with obtaining and maintaining approvals or registrations for products not manufactured by Seller shall be borne completely by NSA.

23. Restriction on Manufacture or Distribution of Competing Products. During the term of this Agreement and any extensions hereof and for a period of three (3) years hereafter, Seller agrees that Seller shall not manufacture or otherwise distribute any products substantially similar to the Products. For purposes of this Section 23, a product will be considered to be substantially similar to the Products if it is an encapsulated whole food based nutrition product containing blended fruit, berry and/or vegetable juice powders. The failure of Seller to comply with the provision of this Section 23 shall constitute a material breach of this Agreement.

24. Amendments. This Agreement may only be changed or supplemented by a written amendment, signed by authorized representatives of each party.

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25. Assignment. Neither party may assign its rights or delegate its obligations under this Agreement without the prior written approval of the other party. Any attempted assignment or delegation without such an approval shall be void. Provided, however, that NSA may assign this Agreement to any Affiliate of NSA, without being released from its obligations hereunder. “Affiliate” shall mean any individual or entity that directly or indirectly controls, is controlled by, or is under common control with NSA.

26. Governing Law and Forum. This Agreement shall be governed by the laws of the State of Tennessee without regard to any provision (including conflicts of law provisions) which would require the application of the law of any state other than the State of Tennessee. All disputes arising under or in connection with this Agreement shall be determined by actions filed in the courts within the State of Tennessee.

27. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected.

28. Effect of Title and Headings. The title of the Agreement and the headings of its Sections are included for convenience, and shall not affect the meaning of the Agreement or the Section.

29. Notice. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given upon (a) delivery by hand (with written confirmation of receipt), (b) one business day after deposit with a nationally recognized overnight delivery service (receipt requested, delivery prepaid), or (c) three (3) business days after deposit if sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient. Notices shall be sent in each case to the appropriate addresses indicated for each party below, or to such other addresses as a party may designate in writing by notice to the other party. If a specific contact person is designated in a provision, notice concerning the subject matter of such provision shall be directed to such person. The address or the name of any party or contact person or other number may be changed by sending notice in the manner set forth below:

If to the Seller:	Copies to:

Natural Alternatives International, Inc. 1185 Linda Vista Drive San Marcos, California 92078 Attention: Chief Executive Officer	Natural Alternatives International, Inc. 1185 Linda Vista Drive San Marcos, California 92078 Attention: Chief Financial Officer

Fisher Thurber LLP 4225 Executive Square, Suite 1600 La Jolla, California 92037 Attn: David A. Fisher, Esq.

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If to the NSA:	Copies to:

Charles R. Evans, Jr. Executive Vice President NSA, Inc. 4260 East Raines Road Memphis, Tennessee 38118	John J. Blair Vice President of Product Development NSA, Inc. 4260 East Raines Road Memphis, Tennessee 38118

G. Robert Morris, Esq. Butler, Snow, O’Mara, Stevens & Cannada, PLLC 6075 Poplar Avenue, Suite 500 Memphis, Tennessee 38119

30. Waiver. Failure of either party to insist in any strict conformance to any term herein, or in Purchase Orders issued hereunder, or failure by either party to act in the event of a breach or default shall not be construed as a consent to or waiver of that breach or default or any subsequent breach or default of the same or any other term contained herein.

31. Indemnification by NSA and Seller.

(a) Indemnification by Seller. Seller shall indemnify and hold harmless NSA, its Master Distributors, affiliated and/or controlled companies, as well as each of their respective officers, directors, shareholders, agents, and employees, from and against all loss, liability, damages, claims for damages, settlements, judgments or executions, including costs, expenses and reasonable attorneys’ fees and costs (collectively, “Losses”) incurred by NSA and/or such persons or entities as a result of any third party demands, actions, suits, prosecutions or other such claims arising on and after the date of this Agreement (“Third Party Claims”) based on: (i) any injury to or death of any person, or damage to property caused in any way by a Product provided by Seller under this Agreement: (ii) any claims that a Product infringes any patent, copyright, trade mark right, trade secret, mask work right or other proprietary right of any third party, unless such claim is attributable to Seller’s incorporation of formulations, specifications or materials provided by NSA into the Products; or (iii) any alleged breach of Seller’s representations and warranties contained herein.

(b) Indemnification by NSA. NSA shall indemnify and hold harmless Seller, its subsidiaries, affiliated and/or controlled companies, as well as each of their respective officers, directors, agents, and employees, from and against all Losses incurred by Seller and/or such persons or entities as a result of Third Party Claims based on: (i) any alleged breach of NSA’s warranties contained herein; or (ii) any claims that a Product infringes any patent, copyright, trade mark right, trade secret, mask work right or other proprietary right of any third party to the extent that such claim is attributable to Seller’s incorporation of formulations, specifications or materials provided by NSA into the Products. For purposes of this Section, all formulations, specifications or materials provided by NSA into the Products shall be described in

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the Standards or on an attached memorandum signed by the Parties expressly referring to this Agreement.

(c) Indemnification Procedure. The party entitled to indemnification under this Section (the “Indemnified Party”) will provide the party obligated to provide indemnification under this Section (the “Indemnifying Party”) with prompt notice of any Third Party Claim for which its seeks indemnification under this Section, provided that the failure to do so will not excuse the Indemnifying Party of its obligations under this Section 31 except to the extent prejudiced by such failure or delay. The Indemnifying Party shall not be liable for any settlement effected without the Indemnified Party’s consent, which consent shall not be unreasonably withheld. The Parties shall cooperate in defending any Third Party Claim.

32. Inspection Events, Returns and Recalls, Regulatory Action.

(a) Inspection Events. Seller shall immediately notify NSA by the most expeditious means practicable, but in no event later than the next business day, if and when it is informed of an impending audit, inspection and/or onsite visit (“Inspection Event”) concerning the manufacture of any Product by Seller under this Agreement by a governmental agency or any licensing unit thereof. NSA, at its sole discretion and expense may elect to send an employee or designee to observe the Inspection Event. In the event that Seller should not have prior notice of an Inspection Event, then Seller shall immediately, but in no event later than the next business day after such Inspection Event, give written notice of the same to NSA, and shall further provide to NSA any written documentation supplied to Seller on account of such Inspection Event. In the event of any action described in this Section, the Parties shall cooperate in determining the response, if any, to be made to such action.

(b) Returns and Recalls. Seller shall immediately provide NSA with notification of any event or occurrence that could necessitate the need to recall or withdraw Products together with such information as may be available to Seller concerning the degree to which the reasons may have application to any Products shipped to or on behalf of NSA. In the event of such event or occurrence, Seller may request the return of any such Products in the possession of NSA or its Master Distributors. NSA shall manage all recall decisions with respect to Products sold or shipped by it to its Master Distributors and/or customers.

(c) Regulatory Action. If the FDA or any other domestic or foreign federal, state or local government agency makes, with respect to any Product manufactured by Seller for NSA under this Agreement, (i) an inquiry, or (ii) gives notice of or makes an inspection at any party’s premises, or (iii) seizes any such Product or requests a recall, or (iv) directs any party to take or cease taking any action, the other party shall be notified immediately but in no event later than the next business day. Seller will investigate the inquiry or complaint and provide NSA with a written report within three (3) business days after the notification. Duplicates of any samples of Product taken by such agency shall be sent to the other party promptly. In the event of any action described in this Section, the Parties shall cooperate in determining, and will mutually agree upon, the response, if any, to be made to such action and each party agrees to cooperate with the other in responding to any communication or inquiry and/or attempting to resolve any such action.

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33. Agency. Nothing contained herein shall be deemed to authorize or empower Seller or its subsidiaries to act as an agent for NSA or to conduct business in the name of NSA.

34. Entire Agreement. This Agreement, including its Exhibits and Purchase Orders issued under it, is the complete statement of the Parties’ agreement, and supersedes all previous and contemporaneous written and oral communication about its subject.

35. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same document.

36. Compliance. Each Party will comply with all laws relating to the performance of this Agreement including federal and state laws, rules and regulations and represents and warrants that execution of this Agreement and performance of its obligations under this Agreement does not and will not breach any other agreement to which it is or will be a party, including but not limited to any agreements with its customers.

37. Authority. The Parties represent that they have full capacity and authority to grant all rights and assume all obligations they have granted and assumed under this Agreement.

38. Publicity of Agreement. The Parties agree that no press release or public announcement of this Agreement or concerning the activities and transactions contemplated herein shall be issued without the prior written consent of both Parties to the content of such release or public announcement, which consent shall not be unreasonably withheld.

39. Further Assurances. The Parties agree to furnish upon request to each other such further information, to execute and deliver to each other such other documents, and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

40. Arbitration. Any dispute, controversy or claim arising from, out of or in connection with, or relating to, this Agreement, or any breach or alleged breach of this Agreement, except allegations of violations of Federal or State securities laws, will upon the request of any party involved be submitted to any private arbitration service utilizing former judges as mediators and approved by the Parties. The dispute once submitted shall be settled by binding arbitration conducted in Memphis, Tennessee (or at any other place or under any other form of arbitration mutually acceptable to Parties involved), provided, however, that in the event of any such controversy or claim, (i) neither party will initiate arbitration within the first thirty (30) days after the aggrieved party first notifies the other party of the controversy or claim and (ii) during such thirty (30) day period, the chief executive officers of both Parties convene at least once in a mutually agreed to location to endeavor in good faith to amicably resolve the controversy or claim. The single arbitrator shall follow and apply the federal rules of evidence and the applicable local federal rules of governing discovery in the arbitration. Any award rendered shall be final, binding and conclusive upon the Parties and shall be non-appealable, and a judgment thereon may be entered in the highest State or Federal court of the forum, having

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jurisdiction. The expenses of the arbitration shall be borne equally by the Parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and attorneys’ fees, except that in the discretion of the arbitrator, any award may include the costs, fees and expenses of a party’s attorneys.

41. Attorneys Fees. If any arbitration or legal proceeding is brought for the enforcement of this Agreement, or because of an alleged breach, default or misrepresentation in connection with any provision of this Agreement or other dispute concerning this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys fees incurred in connection with such arbitration or legal proceeding. The term “prevailing party” shall mean the party that is entitled to recover its costs in the proceeding under applicable law, or the party designated as such by the court or the arbitrator.

42. Damages. Seller shall be liable to NSA for any incidental or consequential damages incurred by NSA as a result of a breach of this Agreement by Seller; provided, however, the maximum aggregate liability of Seller with respect to or arising from any claims for such damages shall not exceed Two Million Dollars ($2,000,000) during the first three (3) years of the Agreement or Three Million Dollars ($3,000,000) for the remaining term of the Agreement.

43. Business Day. Shall mean Monday through Friday, inclusive, during posted business hours, except for federal or state holidays.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

NATURAL ALTERNATIVES INTERNATIONAL, INC. a Delaware corporation

By:	/s/ Mark A. LeDoux, CEO
Mark A. LeDoux, Chief Executive Officer

NSA, INC. a Tennessee corporation

By:	/s/ Jay Martin, Pres
Jay Martin, President